Exhibit 99.1


      Ultralife Batteries, Inc. Closes on New $25 Million Credit Facility

    NEWARK, N.Y.--(BUSINESS WIRE)--July 7, 2004--Ultralife Batteries, Inc. (NASDAQ: ULBI) today reported that it closed on a new secured credit facility, effective June 30, totaling $25 million. This new facility is comprised of a five-year $10 million term loan and a three-year $15 million revolving credit facility. This agreement replaces the company's $15 million credit facility that expired on June 30.
    On June 30 the company drew down the full $10 million term loan. The proceeds of the term loan, which is to be repaid in equal installments over five years, are to be used for the retirement of outstanding debt and capital expenditures. Availability under the revolving credit component is subject to various financial ratios whereas availability under the previous facility was limited by various asset values. The lenders of the new credit facility are JP Morgan Chase Bank and Manufacturers and Traders Trust Company, with JP Morgan Chase Bank acting as the administrative agent.
    John Kavazanjian, president and chief executive officer, said, "We are extremely pleased to form a financial partnership with two well-respected financial institutions. Our improved financial performance over the past 18 months has enabled us to obtain a broader, more flexible credit facility than we had previously, with a lower cost of borrowing, and based on Ultralife's financial performance. This new arrangement provides the financial backing to support our plans for continued growth into the future."

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

    This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.


    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com